Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the inclusion in this Registration Statement on Form S-1 of our Report of Independent Registered Public Accounting Firm, dated April 19, 2023, relating to the balance sheet of American Battery Materials, Inc. as of December 31, 2022 and December 31, 2021, and the related statements of operations and changes in stockholders’ deficit and cash flows for the years then ended and the related notes, which appear in the Form S-1. We also consent to the reference of our firm under the heading “Experts” appearing therein.

/s/ Pinnacle Accountancy Group of Utah (dba of Heaton & Company, PLLC)

Pinnacle Accountancy Group of Utah

(dba of Heaton & Company, PLLC)

PCAOB#: 6117

February 12, 2024